Chuy’s Holdings, Inc. Announces a New $50 Million Share Repurchase Program and
Third Quarter 2021 Financial Results

AUSTIN, Texas, November 4, 2021 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the third quarter ended September 26, 2021.
Highlights for the third quarter ended September 26, 2021 were as follows:
•Revenue increased 24.3% to $101.9 million compared to $82.0 million in the third quarter of 2020.
•Comparable restaurant sales increased 20.5% as compared to fiscal 2020 and decreased approximately 2.4% as compared to fiscal 2019. The comparable restaurant sales as compared to 2019 were negatively impacted by increased COVID-19 infection cases and locally mandated capacity restrictions in our core markets during August 2021.
•Net income increased 112.3% to $6.0 million, or $0.30 per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share, in the third quarter of 2020.
•Adjusted net income(1) increased 48.8% to $9.1 million, or $0.45 per diluted share, compared to $6.1 million, or $0.31 per diluted share, in the third quarter of 2020.
•Restaurant-level operating profit(1) increased 34.2% to $23.7 million compared to $17.7 million in the third quarter of 2020. Restaurant-level operating margin(1) increased 180 basis points to 23.3% compared to 21.5% in the third quarter of 2020.
•Cash and cash equivalents were $105.1 million and the Company had no debt outstanding with $35.0 million available under the revolving credit facility.
(1)Adjusted net income, restaurant-level operating profit and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income, restaurant-level operating profit and restaurant-level operating margin to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income, restaurant-level operating profit and restaurant-level operating margin useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We are pleased with our third quarter results, which included solid top line growth and continued improvement in restaurant-level profitability. Our restaurant-level margin increased by approximately 180 basis-points to over 23% as compared to 2020 and even greater improvement as compared to 2019, all despite industry-wide staffing challenges and inflationary pressures. Our third quarter top line growth remained strong, despite the emergence of the COVID-19 delta variant in our core markets, and as we enter the fourth quarter, we have been able to further narrow our comparable sales gap from 2019.”

Hislop added “Our ability to generate industry leading profitability is a direct testament to the hard work and dedication of our team who continues to tirelessly execute our business at the highest levels. Ultimately, we believe our underlying business recovery continues to be very strong and we are ready to capitalize on the healthy pent-up demand for our high-quality, made-from-scratch offerings.”

Third Quarter 2021 Financial Results
Revenue increased 24.3% to $101.9 million in the third quarter of 2021 compared to $82.0 million in the third quarter of 2020. The increase was primarily related to growth in customer traffic as the Company continued to relax indoor dining capacity restrictions throughout its restaurants, as well as $3.1 million of incremental revenue from new restaurants opened during fiscal year 2021. For the third quarter of 2021, off-premise sales were approximately 26% of total revenue compared to approximately 33% and 12% in the same period last year and two years ago, respectively.
Comparable restaurant sales increased 20.5% for the thirteen weeks ended September 26, 2021 compared to the thirteen weeks ended September 27, 2020. The increase in comparable restaurant sales as compared to 2020 was primarily driven by a 22.2% increase in average weekly customers, partially offset by a 1.7% decrease in average check. Comparable restaurant sales decreased 2.4% as compared to the same period in fiscal 2019. The comparable restaurant sales during the quarter as compared to 2019 were negatively impacted by a significant increase in COVID-19 cases throughout the country and locally mandated capacity restrictions in our core markets during August 2021.
Total restaurant operating costs as a percentage of revenue improved to 76.7% in the third quarter of 2021 from 78.5% in the third quarter of 2020 primarily driven by the following:
•Cost of sales increased 30 basis points, primarily as a result of overall commodity inflation of 3.6%, partially offset by favorable mix driven by a decrease in fajita family kits sold as compared to the third quarter of 2020.
•Labor costs increased 10 basis points, largely as a result of hourly labor rate inflation of approximately 8.3% at comparable restaurants in part due to increased overtime, partially offset by sales leverage on management labor costs.
•Operating expenses decreased 70 basis points mainly as a result of sales leverage on fixed restaurant operating costs.
•Occupancy costs decreased 190 basis points primarily as a result of sales leverage on fixed occupancy expenses, partially offset by higher percentage rent and occupancy expenses related to four new stores that opened during fiscal 2021.
•Marketing expense increased 50 basis points as the Company reinstated its digital advertising campaigns across the nation.
General and administrative expenses were $7.0 million in the third quarter of 2021 compared to $5.7 million for the same period in fiscal 2020. The increase was primarily driven by higher performance-based bonuses in fiscal year 2021. As a percentage of revenues, general and administrative expenses remained flat at 6.9%.
Impairment, closed restaurant and other costs were $4.0 million ($3.1 million, net of tax or $0.15 per diluted share) during the third quarter of 2021 and $3.4 million ($2.6 million, net of tax or $0.13 per diluted share) during the same period last year. During the third quarter of 2021, we recorded a charge related to the termination of three of our closed restaurant operating leases as well as closed restaurant costs such as rent expense, utility and insurance costs required to maintain the remaining closed locations. During the same period last year, these costs included an impairment charge as a result of the discontinuation of the Company’s complimentary “Nacho Car,” COVID-19 related charges due to idle development costs as a result of delaying restaurant openings to 2021 and closed restaurant costs.
The Company recorded an income tax expense of $1.2 million in the third quarter of 2021 compared to $0.5 million during the same period in fiscal 2020. The increase in income tax expense was driven by an increase in estimated annual net income.
As a result of the foregoing, net income increased 112.3% to $6.0 million, or $0.30 per diluted share, as compared to $2.8 million, or $0.14 per diluted share, in the third quarter of 2020.
Adjusted net income increased 48.8% to $9.1 million, or $0.45 per diluted share, in the third quarter of 2021 as compared to $6.1 million, or $0.31 per diluted share, in the third quarter of 2020. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.

Development Update
During the third quarter, one new restaurant was opened in Brentwood, Tennessee. Four new restaurants have opened during fiscal 2021, which completes the Company’s development plan for the year and brings the total restaurant count to 96.
For the fiscal year 2022, the Company expects to open between six to eight new restaurants.
Share Repurchase Program
During the third quarter of 2021, the Company repurchased 196,569 shares of its common stock for a total of $6.1 million. Since the beginning of the current share repurchase program the Company has repurchased approximately 286,713 shares of common stock for a total of $7.5 million through September 26, 2021. As of the end of the third quarter, the Company had $22.5 million remaining under its $30.0 million repurchase program. Subsequent to the end of the third quarter, the Company’s Board of Directors replaced the existing share repurchase program and approved a new share repurchase program under which the Company may repurchase up to $50 million of its common shares outstanding. This repurchase program became effective on October 28, 2021 and expires on December 31, 2023. Repurchases of the Company’s outstanding common stock will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise, including pursuant to Rule 10b5-1 trading plans.
2021 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the Company is not in a position to provide full fiscal 2021 financial guidance, except the Company anticipates:
•Net capital expenditures (net of tenant improvement allowances) to be approximately $15 to $17 million.
•Restaurant pre-opening expenses to be approximately $2 million vs. approximately $2 to $3 million.
•An effective annual tax rate of approximately 14% to 16%.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 91 restaurants at September 26, 2021.
Comparable restaurant sales as compared to 2019 reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in fiscal year 2019. The comparable group of restaurants include the restaurants that were in the comparable base as of the end of fiscal year 2019. Our comparable restaurant base consisted of 81 restaurants at September 26, 2021.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average weekly sales per restaurant is calculated by dividing total weekly sales by the number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the third quarter of 2021 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 323-794-2093. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 3961345. The replay will be available until Thursday, November 11, 2021.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to uncertainty around COVID-19, the Company’s business recovery, the Company’s plans to capitalize on demand, restaurant openings for 2022, the Company’s 2021 outlook, including net capital expenditures, restaurant pre-opening expenses and effective annual tax rate, share repurchases and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the pandemic or treat its impact, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income (loss) from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, gain on insurance settlements and depreciation. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment, closed restaurant and other costs and gain on insurance settlements. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, impairment, closed restaurant and other costs and gains on insurance settlements are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net income (loss) before impairment, closed restaurant and other costs, gain on insurance settlements, the income tax effect of the adjustments and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 26, 2021		September 27, 2020		September 26, 2021		September 27, 2020
Revenue	$101,939	100.0%	$82,032	100.0%	$297,802	100.0%	$242,244	100.0%

Costs and expenses:
Cost of sales	24,972	24.5	19,819	24.2	70,984	23.8	59,791	24.7
Labor	29,776	29.2	23,891	29.1	84,911	28.5	74,808	30.9
Operating	15,001	14.7	12,659	15.4	44,416	14.9	37,964	15.7
Occupancy	7,351	7.2	7,480	9.1	22,049	7.4	22,563	9.3
General and administrative	6,996	6.9	5,701	6.9	20,523	6.9	16,195	6.7
Marketing	1,136	1.1	514	0.6	3,351	1.1	1,888	0.8
Restaurant pre-opening	349	0.3	345	0.4	1,641	0.6	1,483	0.6
Impairment, closed restaurant and other costs	3,973	3.9	3,444	4.2	7,721	2.6	23,999	9.9
Gain on insurance settlements	—	—	—	—	—	—	(1,000)	(0.4)
Depreciation	5,093	5.0	4,844	6.0	15,097	5.1	15,028	6.1
Total costs and expenses	94,647	92.8	78,697	95.9	270,693	90.9	252,719	104.3
Income (loss) from operations	7,292	7.2	3,335	4.1	27,109	9.1	(10,475)	(4.3)
Interest expense, net	74	0.1	33	0.1	118	—	238	0.1
Income (loss) before income taxes	7,218	7.1	3,302	4.0	26,991	9.1	(10,713)	(4.4)
Income tax expense (benefit)	1,218	1.2	476	0.6	2,807	1.0	(5,637)	(2.3)
Net income (loss)	$6,000	5.9%	$2,826	3.4%	$24,184	8.1%	$(5,076)	(2.1)%

Net income (loss) per common share: Basic	$0.30		$0.14		$1.22		$(0.28)
Net income (loss) per common share: Diluted	$0.30		$0.14		$1.20		$(0.28)

Weighted-average shares outstanding: Basic	19,913,355		19,692,181		19,882,265		17,961,008
Weighted-average shares outstanding: Diluted	20,100,811		19,784,364		20,141,107		17,961,008

Reconciliation of GAAP net income (loss) and net income (loss) per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Net income (loss) as reported	$6,000	$2,826	$24,184	$(5,076)
Impairment, closed restaurant and other costs	3,973	3,444	7,721	23,999
Gain on insurance settlements	—	—	—	(1,000)
Income tax effect on adjustments (1)	(916)	(805)	(1,780)	(5,375)
Deferred tax revaluation adjustment (2)	—	620	—	$(1,016)
Adjusted net income	$9,057	$6,085	$30,125	$11,532

Adjusted net income per common share: Basic	$0.45	$0.31	$1.52	$0.64
Adjusted net income per common share: Diluted	$0.45	$0.31	$1.50	$0.64

Weighted-average shares outstanding: Basic	19,913,355	19,692,181	19,882,265	17,961,008
Weighted-average shares outstanding: Diluted	20,100,811	19,784,364	20,141,107	17,961,008

(1)Reflects the tax expense associated with the adjustments for impairment, closed restaurant and other costs and gain on insurance settlements for the thirteen and thirty-nine weeks ended September 26, 2021 and September 27, 2020. The Company uses its statutory rate to calculate the tax effect on adjustments.
(2)Reflects the tax benefit recorded during the thirteen and thirty-nine weeks ended September 27, 2020 associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP income (loss) from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26, 2021	September 27, 2020	September 26, 2021	September 27, 2020
Income (loss) from operations as reported	$7,292	$3,335	$27,109	$(10,475)
General and administrative	6,996	5,701	20,523	16,195
Restaurant pre-opening expenses	349	345	1,641	1,483
Impairment, closed restaurant and other costs	3,973	3,444	7,721	23,999
Gain on insurance settlements	—	—	—	(1,000)
Depreciation	5,093	4,844	15,097	15,028
Restaurant-level operating profit	$23,703	$17,669	$72,091	$45,230

Restaurant-level operating margin (1)	23.3%	21.5%	24.2%	18.7%
(1)    Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	September 26, 2021	December 27, 2020
Cash and cash equivalents	$105,107	$86,817
Total assets	499,427	493,675
Long-term debt	—	—
Total stockholders’ equity	264,195	241,858

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com